Exhibit 4.4

No. __________	__________ B WARRANTS

THIS B WARRANT CERTIFICATE WILL BE VOID IF NOT EXERCISED PRIOR

TO 5:00 P.M. NEW YORK CITY TIME, [__________], 2014

GOOD TIMES RESTAURANTS INC.

B WARRANT CERTIFICATE

THIS CERTIFIES THAT, for value received, [_______________] (“B Warrantholder”) is the registered holder of [_______] B  Warrants (the “B Warrant” or “B Warrants”) to purchase fully paid and non-assessable shares of common stock, par value $0.001 per share (the “Share” or “Shares”), of GOOD TIMES RESTAURANTS INC., a Nevada corporation (the “Company”).

1.              Terms and Exercise of B Warrants.

(a)            B Warrant Exercise Price.  Two B Warrants shall entitle the registered holder thereof, subject to the provisions of such B Warrant to purchase from the Company one share of Common Stock at the price of [_____] per share, subject to the adjustments provided in Section 2 hereof and in the last sentence of this Section 1(a).  The term “B Warrant Exercise Price” as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time two B Warrants are exercised.  The Company, in its sole discretion, may by notice to registered holders lower the B Warrant Exercise Price at any time prior to the Expiration Date (as defined below) for a specified period of not less than 20 business days.

(b)            Duration of B Warrants.  The B Warrants may be exercised only during the period (“Exercise Period”) commencing on the date of issuance and terminating at 5:00 p.m., New York City time, on the Expiration Date.  For purposes of this Agreement, the “Expiration Date” shall mean [__________], 2014.  Each B Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof shall cease at the close of business on the Expiration Date.  The Company may extend the duration of the B Warrants by delaying the Expiration Date; provided, however, that the Company shall provide notice to registered holders of the B Warrants of such extension of not less than 20 days.

(c)            Exercise of B Warrants.

(i)             Payment.  Subject to the provisions of the B Warrants, the B Warrants may be exercised by the registered holder thereof by surrendering them at the Company with the subscription form as set forth herein duly executed and, except where otherwise permitted in accordance with Section 1(c)(ii), by paying in full in lawful money of the United States by certified check made payable to the Company or by wire transfer of immediately available funds to an account designated by the Company (or as otherwise agreed to by the Company), the B Warrant Exercise Price for each share of Common Stock as to which the B Warrants are exercised and any and all applicable taxes due in connection with the exercise of the B Warrants and the issuance of the Common Stock.

(ii)            Cashless Exercise.  If, and only if, at the time of exercise of the B Warrants there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Common Stock to the B Warrantholder, then, and only then, the B Warrants may at the option of the B Warrantholder be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the B Warrantholder shall be entitled to receive a number of shares of Common Stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP (defined below) on the trading day immediately preceding the date on which the Warrantholder elects to exercise the B Warrants by means of a “cashless exercise,” as set forth in the applicable subscription form;

(B) = the B Warrant Price of the B Warrants, as adjusted hereunder; and

(X) = the number of shares of Common Stock that would be issuable upon exercise of the B Warrants being exercised  in accordance with the terms hereof if such exercise were by means of a cash exercise rather than a cashless exercise.

“VWAP” means, for any date, the price per share of Common Stock determined by the first of the following clauses that applies:  (a) if the Common Stock is then listed or quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market or the OTC Bulletin Board (each, a “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (“Bloomberg”) (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading or quoted for trading on a Trading Market and if prices for the  Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of the Company, the fees and expenses of which shall be paid by the Company.

(iii) Issuance of Certificates.  As soon as practicable after the exercise of any B Warrants and the clearance of the funds in payment of the B Warrant Exercise Price, the Company shall issue to the registered holder of such B Warrants a certificate or certificates representing the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such B Warrants shall not have been exercised or surrendered in full, a new countersigned B Warrant Certificate for the number of shares as to which such B Warrants shall not have been exercised or surrendered.  Subject to Section 5(d) and notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of B Warrants unless (a) a registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the Common Stock issuable upon exercise of the B Warrants is effective and a current prospectus relating to the shares of Common Stock issuable upon exercise of the B Warrants is available for delivery to the B Warrant holders, or (b) the exercise of the B Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the state or other jurisdiction in which the registered holder resides. B Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. In the event a registration statement under the Act with respect to the Common Stock underlying the B Warrants is not effective or a prospectus is not available, or because such exercise would be unlawful with respect to a registered holder in any state, the registered holder shall not be entitled to exercise such B Warrants and such B Warrants may have no value and expire worthless.  In no event will the Company be obligated to pay such registered holder any cash consideration upon exercise (except pursuant to Section 2(e)). The Company’s counsel shall deliver any legal opinions required by the transfer agent in connection with the exercise of the B Warrants at no cost to the B Warrantholder.

(iv)           Valid Issuance.  All shares of Common Stock issued upon the proper exercise or surrender of the B Warrants in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

(v)            Date of Issuance.  Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the B Warrants were surrendered and payment of the B Warrant Exercise Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

1.	Adjustments.

(a)            Stock Dividends; Stock Splits.  If, after the date hereof, and subject to the provisions of Section 2(f) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, stock split or similar event, the number of shares of Common Stock issuable on exercise of the B Warrants shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)            Aggregation of Shares.  If, after the date hereof, and subject to the provisions of Section 2(f) below, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of the B Warrants shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)            Adjustments in B Warrant Exercise Price.  Whenever the number of shares of Common Stock purchasable upon the exercise of the B Warrants is adjusted, as provided in Sections 2(a) and 2(b), the B Warrant Exercise Price shall be adjusted (to the nearest cent) by multiplying such B Warrant Exercise Price, immediately prior to such adjustment, by a fraction, (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the B Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(d)            Extraordinary Dividends.  If the Company, at any time during the Exercise Period, shall pay a dividend in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the B Warrants are convertible), other than (i) as described in Sections 2(a), 2(b) or 2(e), or (ii) regular quarterly or other periodic dividends (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the B Warrant Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend in order that subsequent thereto upon exercise of the B Warrants the B Warrantholder may obtain the equivalent benefit of such Extraordinary Dividend.

(e)            Replacement of Securities upon Reorganization, Etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 2(a) or 2(b) hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the B Warrants shall thereafter represent the right to purchase and receive, upon the basis and upon the terms and conditions specified in the B Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the B Warrants holder would have received if such B Warrants holder had exercised his, her or its B Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 2(a) or 2(b), then such adjustment shall be made pursuant to Sections 2(a), 2(b), 2(c) and this Section 2(e). The provisions of this Section 2 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(f)            Notices of Changes in B Warrants.  Upon every adjustment of the B Warrant Exercise Price or the number of shares issuable upon exercise of the B Warrants, the Company shall give written notice thereof to each registered holder, which notice shall state the B Warrant Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the B Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 2(a), 2(b), 2(d) or 2(e) the Company shall give written notice to each B Warrants holder, at the last address set forth for such holder in the B Warrants register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(g)           Form of B Warrant.  The form of B Warrant need not be changed because of any adjustment pursuant to this Section 2, and B Warrants issued after such adjustment may state the same B Warrant Exercise Price and the same number of shares as is stated in the B Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of B Warrants that the Company may deem appropriate and that does not affect the rights of holders thereof, and any B Warrants thereafter issued or countersigned, whether in exchange or substitution for outstanding B Warrants or otherwise, may be in the form as so changed.

(h)           Notice of Certain Transactions.  In the event that the Company shall propose to (i) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (ii) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (iii) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the B Warrant holders a notice of such proposed action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the B Warrants register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of the B Warrants and the B Warrant Exercise Price after giving effect to any adjustment pursuant to this Section 2 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has determined to take any such action and (x) in the case of any action covered by clause (i) or (ii) above, at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

(i)            Other Events.  If any event occurs as to which the foregoing provisions of this Section 2 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Company’s Board of Directors, fairly and adequately protect the purchase rights of the registered holders of the B Warrants in accordance with the essential intent and principles of such provisions, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Company, to protect such purchase rights as aforesaid.

3.              Transfer and Exchange of B Warrants.

(a)            Registration of Transfer.  The Company shall register the transfer, from time to time, of any outstanding B Warrants into the B Warrant register, upon surrender of such B Warrants for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, new B Warrants representing an equal aggregate number of B Warrants shall be issued and the old B Warrants shall be cancelled by the Company.

(b)            Procedure for Surrender of B Warrants.  B Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and, thereupon, the Company shall issue in exchange therefor one or more new B Warrants as requested by the registered holder of the B Warrants so surrendered, representing an equal aggregate number of B Warrants; provided, however, that, in the event the B Warrants surrendered for transfer bear a restrictive legend, the Company shall not cancel such B Warrants and issue new B Warrants in exchange therefor until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new B Warrants must also bear a restrictive legend.

(c)            Service Charges.  No service charge shall be made for any exchange or registration of transfer of B Warrants.

4.              Other Provisions Relating to Rights of Holders of B Warrants.

(a)            No Rights as Stockholder.  The B Warrants do not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, or to vote, consent or receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

(b)            Lost, Stolen, Mutilated or Destroyed B Warrant Certificates.  If any B Warrant Certificate is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which terms shall, in the case of a mutilated B Warrant Certificate, include the surrender thereof), issue a new B Warrant Certificate of like denomination, tenor and date as the B Warrant Certificate so lost, stolen, mutilated or destroyed. Any such new B Warrant Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed B Warrant Certificate shall be at any time enforceable by anyone.

(c)            Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding B Warrants issued pursuant to this Agreement.

(d)            Registration of Common Stock.  The Company agrees that prior to the commencement of the Exercise Period, it shall use its best efforts to prepare and file with the Securities and Exchange Commission a post-effective amendment to the registration statement, or a new registration statement, for the registration under the Act of the Common Stock issuable upon exercise of the B Warrants, and it shall take such action as is necessary to qualify for sale, in those states in which the B Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the B Warrants. In either case, the Company will use its best efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and to maintain the effectiveness of such registration statement and ensure that a prospectus is available for delivery to the B Warrant holders until the expiration of the B Warrants in accordance with the provisions of this Agreement.  Except as provided in Section 1(c)(ii) of this B Warrant Certificate, the B Warrants shall not be exercisable and the Company shall not be obligated to issue Common Stock unless, at the time a holder seeks to exercise B Warrants, a prospectus related to the Common Stock issuable upon exercise of the B Warrants is current and the Common Stock has been registered or qualified under the laws of the state of residence of the holder of the B Warrants or unless the issuance of the Common Stock is deemed to be exempt from such requirements.  In addition, the Company agrees to use its best efforts to register such securities under the blue sky laws of the states of residence of exercising B Warrant holders, if permitted by the blue sky laws of such jurisdictions, in the event that an exemption is not available.

(e)            Notices.  Any notice, statement or demand authorized by this Certificate to be given or made by the Company or by the holder of the B Warrants to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is provided in writing by the Company) as follows:

Good Times Restaurants Inc.
601 Corporate Circle
Golden, CO 80401
Attn:  President and CEO

Any notice, sent pursuant to this Certificate shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

(f)            Applicable Law.  The validity, interpretation, and performance of this Certificate and of the B Warrants shall be governed in all respects by the laws of the State of Nevada, without giving effect to any conflict of laws principles. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Certificate and to the B Warrants shall be brought and enforced in the courts of the State of Nevada or the United States District Court for the District of Nevada, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5(e) hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

GOOD TIMES RESTAURANTS INC.

By:
Boyd E. Hoback, President & CEO

By:
Susan M. Knutson, Secretary

GOOD TIMES RESTAURANTS INC.

SUBSCRIPTION FORM

(To Be Executed by the B Warrantholder in Order to Exercise B Warrants)

The undersigned B Warrantholder hereby irrevocably elects to exercise __________ B Warrants represented by this B Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such B Warrants.  Payment shall take the form of (check applicable box):

☐ in lawful money of the United States by certified check made payable to the Company or by wire transfer of immediately available funds to an account designated by the Company; or

☐ if permitted by the terms of the B Warrant Certificate, the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 1(c)(ii), to exercise the B Warrants with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 1(c)(ii).

The undersigned B Warrantholder requests that certificates for such shares shall be issued in the name of:

Name:
Address:

Tax Identification Number:

and be delivered to:

Name:
Address:

and, if the number of B Warrants shall not be all the B Warrants evidenced by this B Warrant Certificate, that a new B Warrant Certificate for the balance of such B Warrants be registered in the name of, and delivered to, the B Warrantholder at the address stated below.

Dated:	Signature:
Address
Tax Identification Number

  Signature Guaranteed:

THE SIGNATURE TO THIS B WARRANT EXERCISE FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS B WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR CHICAGO STOCK EXCHANGE.

GOOD TIMES RESTAURANTS INC.

ASSIGNMENT

(To Be Executed by the B Warrantholder in Order to Assign B Warrants)

For Value Received, ____________________ hereby sells, assigns and transfers unto:

Name:

Address:

Tax Identification Number:

_________ of the B Warrants represented by this B Warrant Certificate, and hereby irrevocably constitutes and appoints ____________________ Attorney to transfer this B Warrant Certificate on the books of the Company, with full substitution in the premises.

Dated:	Signature:

Signature Guaranteed:

THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS B WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR CHICAGO STOCK EXCHANGE.